FOR IMMEDIATE RELEASE

Harvest Natural Resources Announces
Termination of Agreement to Sell Interests in Venezuela

HOUSTON, February 20, 2013 — Harvest Natural Resources, Inc. (NYSE: HNR) (Harvest or the Company) today announced that the Share Purchase Agreement (SPA) between PT Pertamina (Persero) and HNR Energia B.V., a wholly-owned subsidiary of Harvest, for the purchase of Harvest’s interests in Venezuela for $725 million has been terminated as a result of the Government of Indonesia, in its capacity as sole shareholder of PT Pertamina (Persero), voting not to approve the transaction. The SPA, announced on June 21, 2012, had also been subject to, among other things, the approval of the Government of the Bolivarian Republic of Venezuela and a majority of Harvest’s stockholders.

James A. Edmiston, President and CEO of Harvest, said: “While we are disappointed that the sale of our interests in Petrodelta to Pertamina was not approved by the Government of Indonesia, Harvest remains committed to exploring all possible alternatives to unlock the potential of our assets and to maximize value for our shareholders.”

About Harvest Natural Resources

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, exploration assets in Indonesia, West Africa, China and Oman, and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:
Stephen C. Haynes
Vice President, Chief Financial Officer
(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2011 Annual Report on Form 10-K and other public filings.